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                                                               EXHIBIT 99.(A)(4)

                            HOTCHKIS AND WILEY FUNDS

                           Certificate of Amendment of
                          Restated Declaration of Trust

      The undersigned, being the duly elected and acting Secretary of HOTCHKIS AND WILEY FUNDS, a trust with transferable shares under Massachusetts law (the "Trust"), established under a Declaration of Trust dated August 22, 1984, as amended and restated by an Amended and Restated Declaration of Trust filed with the Secretary of the Commonwealth of Massachusetts on October 29, 1996, as amended to date (the "Declaration"), DO HEREBY CERTIFY that the Trustees of the Trust, acting pursuant to paragraph 11(a) of Article EIGHTH of the Declaration, by vote duly adopted at a meeting of the Trustees, duly called and held, at which a quorum was present and acting, have amended Article FIRST of the Declaration, effective ___________, 2000, to read as follows:

      "FIRST:This Trust shall be known as MERCURY HW FUNDS."

      IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Trust, this _____ day of ______________, 2000.


                                          _____________________________________
                                          Name:  Turner Swan
                                          Title: Secretary


[TRUST SEAL]


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                                 ACKNOWLEDGMENT


STATE OF CALIFORNIA     )
                        ) SS                                _____________, 2000
COUNTY OF LOS ANGELES   )


      Then personally appeared before me the above named Turner Swan, Secretary, and acknowledged the foregoing instrument to be his free act and deed.



                                          _____________________________________
                                                       Notary Public

                                          My Commission Expires _______________


[NOTARIAL SEAL]